Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 16, 2010 relating to the March 31, 2009 and 2008 financial statements of Informed Decisions Corporation appearing in the Prospectus of Higher One Holdings, Inc. dated June 16, 2010.

/S/    BURR PILGER MAYER, INC.

Burr Pilger Mayer, Inc.

Walnut Creek, California

August 4, 2010